Exhibit 99.1

Financial Report

April – June 2011

Sales:	$2,061 million

Operating margin:	10.0%

EPS:	$1.54

(Stockholm, July 21, 2011) – – – For the three-month period ended June 30, 2011, Autoliv, Inc. (NYSE: ALV and SSE: ALIV) – the worldwide leader in automotive safety systems – reported better than expected sales and margins.

Consolidated net sales increased by 14% to $2,061 million compared to the same quarter 2010. Organic sales grew at a rate of 5% compared to the flat expectation forecast in April. Global light vehicle production (LVP) is estimated by IHS to have declined by 1%.

Mainly due to the effects of the earthquake in Japan on global LVP, operating income and income before taxes declined by 10% to $205 million and $185 million, respectively. Net income was virtually unchanged at $146 million, while earnings per share assuming dilution declined by 4% to $1.54 principally due to more shares outstanding.

Operating margin declined to 10.0% from an exceptionally high level of 12.7% in the same quarter 2010, but exceeded our 9% forecast.

Cash flow from operations amounted to $132 million and to $40 million before financing.

For the third quarter of 2011, the Company expects organic sales to grow by about 9% and consolidated net sales to rise by approximately 16%. An operating margin of approximately 10% is expected for the quarter. For the full year, the current indications are a sales increase of approximately 16% with organic sales growing by more than 9% and an operating margin of more than 11%. The margin estimates for the remainder of the year do not include any impact from the ongoing antitrust investigations.

An earnings conference call will be held at 3:00 p.m. (CET) today July 21. To follow the webcast or to obtain phone numbers, please access www.autoliv.com.

2nd Quarter 2011

Market Overview

During the three-month period April – June 2011, global light vehicle production (LVP) is estimated by IHS to have declined by slightly less than 1% compared to the same quarter 2010 due to industry component shortages in the wake of the earthquake/tsunami in Japan. However, this LVP decline was 5 percentage points (pp) better than expected by IHS at the beginning of the quarter.

In Europe (including Eastern Europe), where Autoliv derives 40% of its revenues, LVP is estimated to have increased by almost 4%, which was nearly 11 pp better than expected. In Western Europe, LVP increased by almost 1% and by 11% in Eastern Europe.

In The Americas, which accounts for 30% of Company revenues, LVP increased by 3%. Chrysler, General Motors (GM) and Ford raised their North American production by 13%, 12% and 8%, respectively, while the Asian and European vehicle manufacturers reduced their North American production by 13%.

In China, which accounts for just over 10% of consolidated sales, LVP grew by 7%.

In Japan, which normally accounts for almost 10% of Autoliv’s consolidated sales, LVP dropped by 36%, which was 14 pp less than the 50% decline expected.

In the Rest of Asia (RoA), which accounts for 10% of sales, LVP grew by 4%. This was primarily due to a 16% LVP growth in India.

Consolidated Sales

Consolidated sales increased by 14% to $2,061 million compared to the same quarter 2010. Currency effects added slightly less than 9%, while acquisitions and divestitures were insignificant. Consequently, organic sales (non-U.S. GAAP measure, see enclosed table) increased by 5%, significantly outperforming the 1% decline in global LVP.

Autoliv’s strong performance was mainly driven by recent vehicle launches and a favorable vehicle mix. This mitigated the effect of the sharp LVP drop for Japanese customers globally caused by the earthquake/tsunami in Japan. The Company outperformed LVP in all regions.

Sales were better than expected in nearly all regions, especially in Europe (primarily due to stronger LVP) and China, Japan and the RoA region (primarily due to a favorable mix). The earthquake in Japan is estimated to have reduced the Company’s sales by more than $100 million globally. However, this was approximately $50 million less than expected in April.

Sales by Product

Sales of airbag products (including steering wheels and passive safety electronics) rose by nearly 14% to $1,352 million compared to the same quarter 2010. Currency effects added slightly more than 8%. The organic sales growth of 5% was 6 pp higher than the decrease in global LVP. Sales were driven by strong demand for side and passenger airbags and for passive safety electronics, particularly by Chrysler, GM, Ford and Hyundai/KIA.

Sales of seatbelt products grew by almost 13% to $670 million. Currency effects added 10% and acquisitions slightly less than 1%. The organic sales increase of almost 2% was 3 pp higher than the 1% decline in global LVP. Sales were driven by new business, mainly in North America and China especially from GM, Chrysler, Hyundai/KIA and Ford.

Sales of active safety products (primarily automotive radar and night vision systems) more than doubled, rising by 121% to $39 million, and grew organically by 115%. This was mainly due to new radar business with Chrysler, higher optional take-rates at Mercedes and higher optional take-rates for night vision systems at BMW and Audi.

Sales by Region

Sales from Autoliv’s European companies increased by 20% to $838 million. This included favorable currency effects of 15%. Organic sales growth of 5% was slightly better than the 4% increase in European LVP. Autoliv’s sales were driven by several recent vehicle launches (such as BMW’s Mini Countryman; Ford’s Focus/C-Max; and Volvo’s S60/V60), as well as higher production volumes for the Audi A8 and A1 and the BMW 5-series.

Sales from Autoliv’s companies in The Americas rose by nearly 14% to $635 million, and included favorable currency effects that added slightly more than 2%. Organic sales growth of almost 12% was 9 pp higher than the increase in the region’s LVP. This was primarily due to strong performance by GM, Chrysler and Ford, specifically with models such as Chevrolet’s Cruze; Chrysler’s Town & Country; Dodge’s Charger and Caravan and Ford’s Edge, Explorer and Focus/C-Max. It also reflects Fiat’s launch of the 500 in the U.S.

Sales from Autoliv’s companies in China rose by 20% to $225 million. Acquisitions and currency effects each added 5%. The organic sales growth of 10% was 3 pp higher than the growth in Chinese LVP. Autoliv’s sales were driven by Buick’s GL8 and Excel; Chevrolet’s Cruze; BMW’s 5-series; Audi’s A4 and Q5; Hyundai’s new Verna and KIA’s K5, as well as by Great Wall’s Voleex C30; Geely’s Emgrand EC8 and the recently launched Wuling Hong Guang. The sales growth was slightly offset by some Japanese plants that did not return to normal production levels as quickly as planned after the earthquake due to industry component shortages.

Sales from Autoliv’s companies in Japan decreased by 18% to $146 million. Positive currency effects of 13% reduced a 31% overall decline in organic sales. This was 5 pp less than the drop in Japanese LVP, despite the fact that deliveries for one vehicle model were transferred to Autoliv Thailand. In Japan, the LVP mix was favorable for Autoliv with strong production volumes for such models as Mitsubishi’s RVR/ASX; Suzuki’s Swift and MR Wagon; and Lexus’ CT, as well as by export sales to KIA in South Korea.

Sales from Autoliv’s companies in the Rest of Asia (RoA) increased by 22% to $217 million. Currency effects added slightly less than 7%, while a divestiture of the Klippan business in Australia had a 1% negative impact. Organic sales growth of 17% was significantly higher than the 4% increase in the region’s LVP despite a negative mix effect from the rapidly growing Indian market where the average safety content is much less than in many other RoA-countries, such as South Korea. In South Korea, organic sales grew by 29%, exceeding the 5% increase in the country’s LVP. Autoliv’s sales were driven by GM’s new Gentra and Hyundai’s new Veloster and by higher production volumes for Hyundai’s Verna, ix35 and Santa Fe; and KIA’s Sportage and Sorento.

2nd Quarter 2011

Earnings

For the second quarter 2011, gross profit improved by $10 million to $422 million compared to the same quarter in 2010. However, gross margin declined to 20.5% from an exceptionally high level of 22.9% in the second quarter 2010. This was primarily due to higher raw material prices and disruptions in LVP mainly as a consequence of the earthquake in Japan. Currency revaluation effects also had a negative impact.

Operating income declined by $24 million to $205 million mainly due to the consequences of the earthquake in Japan, $24 million higher Research, Development and Engineering (R,D&E) expense, net and $13 million higher Selling, General & Administrative (S,G&A) expense. Currency translation effects accounted for $9 million of the higher S,G&A expense and $8 million of the higher R,D&E expense. However, in relation to sales, S,G&A expense stood almost unchanged at 4.6%, while R,D&E expense, net increased by 0.5 pp to 5.7% as a reflection of the Company’s expansion in active safety development projects. Operating margin declined to 10.0% from 12.7%. At the beginning of the quarter, operating margin was expected to reach approximately 9%. Most of this improvement reflects the fact that the earthquake in Japan had less of an impact on our operations than expected.

Income before taxes declined by $21 million to $185 million. The $24 million decline in operating income was partially offset by $6 million lower expense for extinguishment of debt (see Other Significant Events below), while interest expense, net was $2 million higher despite a significantly lower net debt than during the corresponding quarter 2010. Higher interest expense, net was partially due to costs related to the new revolving credit facility.

Net income attributable to controlling interest declined by $2 million to $145 million. The effective tax rate was 21.2% compared to 28.4% in the same quarter 2010. A release of tax reserves reduced the effective tax rate by 13.0 pp (see Other Significant Events), while other discrete tax items and a catch-up adjustment increased the tax rate by 6.5 pp.

Earnings per share assuming dilution declined by 6 cents to $1.54. Lower pre-tax income had a negative effect of 22 cents and more shares outstanding of 4 cents, while the lower taxes had a favorable impact of 20 cents. The weighted average number of shares outstanding, assuming dilution, increased by 3% to 94.0 million due to an exchange of equity units in the second quarter of 2010.

Cash Flow and Balance Sheet

Cash flow from operations amounted to $132 million compared to the unusually strong cash flow in the second quarter last year of $251 million. An increase in operating working capital had a $94 million negative impact, mainly as result of higher tax payments and releases of tax reserves.

Cash flow before financing (non-U.S. GAAP measures, see enclosed table) amounted to $40 million compared to $195 million during the same quarter 2010. Capital expenditures, net of $91 million were $44 million more than the unusually low capital expenditures during the second quarter 2010 and $25 million more than depreciation and amortization in the quarter. Higher capital expenditures reflect capacity expansions in Asia, South America and in active safety.

During the quarter, operating working capital (non-U.S. GAAP measure) increased to 7.7% of sales from an unusually low level of 6.8% at March 31, primarily due to tax payments and releases of tax reserves. The Company has the policy that working capital should not exceed 10% in relation to last 12-month sales.

Accounts receivable decreased by 1% but increased in relation to sales to 71 days outstanding from 70 at the end of the previous quarter and the prior-year quarter. During the quarter, inventories increased by 3% and days inventory outstanding increased to 31 days from 29 days due to the upcoming vacations in July.

Net debt (non-U.S. GAAP measure, see table) increased during the quarter by $2 million to $132 million due to dividend payments of $39 million and currency effects of $3 million that offset the $40 million in cash flow before financing. Gross interest-bearing debt decreased during the quarter by $53 million to $694 million due to a debt prepayment, see Other Significant Events below.

Autoliv’s policy is to maintain a leverage ratio significantly below 3.0 times and an interest-coverage ratio significantly above 2.75 times. During the quarter, the Company’s leverage ratio stood unchanged at 0.1 times as on March 31, while the interest coverage ratio increased to 15.4 times from 14.8 times at the end of the previous quarter. Leverage ratio is measured as adjusted net debt in relation to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization). Interest coverage is defined as operating income (excluding amortization of intangibles) in relation to interest expense, net. Adjusted net debt includes pension liabilities but excludes the debt from equity units since these funds are regarded as equity by Standard & Poor’s due to the fact that the purchase contracts of the equity units are binding and not revocable. Net debt to capitalization ratio remained at 4% on June 30, as at the end of March, 2011.

During the quarter, total equity increased by $147 million to $3,261 million mainly due to net income of $146 million, favorable currency effects of $36 million and common stock incentives of $6 million. This was partially offset by a $41 million accrual for the declared dividend for the third quarter. Total parent shareholders’ equity was $3,247 million corresponding to $36.36 per share.

Launches in the 2nd Quarter

•	Hyundai’s new Veloster; Frontal airbags, side airbags, inflatable curtains, seatbelts with pretensioners and safety electronics.

•	Lancia’s new Ypsilon; Side airbags and seatbelts with pretensioners.

•	Land Rover’s new Range Rover Evoque; Knee driver airbag, passenger airbag, side airbags, inflatable curtains, seatbelts with pretensioners and safety electronics.

•	Mercedes’ new M-Class; Knee driver airbag, passenger airbag, side airbags, inflatable curtains, seatbelts with pretensioners and radar-based blind-spot detection.

•	Samsung’s new SM7; Steering wheel, frontal airbags, inflatable curtains and seatbelts with pretensioners.

•	Volkswagen’s new Beetle; Seatbelts with pretensioners.

First Six Months 2011

Market Overview First Six Months

During the six-month period January - June 2011, global light vehicle production (LVP) increased by 3%.

In Europe, light vehicle production increased by 8%. In Western Europe the increase was 4% and in Eastern Europe 16%.

In The Americas, light vehicle production rose by 8% due to GM, Ford and Chrysler increasing their LVP by 15%. The LVP of Asian and European vehicle manufacturers in the Americas was flat.

In Japan, light vehicle production dropped by 31% in the six-month period.

In China, LVP grew by 8% and in the Rest of Asia (RoA) by 11%.

Consolidated Sales

For the year’s first six months, consolidated sales increased by slightly more than 18% to $4,170 million. Currency effects added slightly less than 6% and acquisitions net of divestitures added 3%. Consequently, organic sales increased by nearly 10%, which was 6 pp higher than the increase in global LVP.

Sales of airbag products increased by 18% to $2,738 million. Currency effects added almost 6% and acquisitions 3%. The organic sales increase of 10% was 7 pp higher than the increase in global LVP.

Sales of seatbelt products rose by 16% to $1,356 million. Currency effects added almost 7% and acquisitions slightly more than 3%. Consequently, the organic sales growth of 6% was 3 pp higher than the increase in global LVP.

Sales of active safety products (primarily automotive radar and night vision systems) more than doubled, rising by 106% to $76 million, and grew organically by 103%.

Sales from Autoliv’s European companies increased by 16% to $1,664 million, including positive currency effects of 8%. The organic sales growth of 8% was in line with the increase in European LVP. In addition to the above-mentioned vehicle models that contributed to the performance in the second quarter, sales were driven by strong demand from AvtoVAZ in Russia and Dacia in Romania, especially in the first quarter.

Sales from Autoliv’s companies in The Americas increased by 21% to $1,306 million, including positive currency effects of 2%. The organic sales increase of 19% was more than twice the 8% increase in LVP in the Americas. Autoliv’s strong performance was mainly due to several recent launches of vehicles with high safety content by Chrysler, GM and Ford along with their production increases.

Sales from Autoliv’s companies in China rose by 25% to $455 million. Acquisitions added 5% and currency effects 4%. The organic sales growth of 16% was twice as high as the Chinese LVP increase, primarily thanks to Autoliv’s strong outperformance in the first quarter and to export sales to South Korea.

Sales from Autoliv’s companies in Japan declined by 11% to $331 million despite positive currency effects of 11%. The organic sales decline of 22% was 9 pp less than the drop in Japanese LVP. This reflects the strong start of the year for Autoliv and a favorable vehicle model mix that partially mitigated the effects of the sharp drop in Japanese LVP.

Sales from Autoliv’s companies in the RoA jumped by nearly 52% to $415 million. Acquisitions boosted sales growth by 32%, while currency effects had a favorable impact of slightly more than 5%. The organic sales increase of slightly more than 14% was 3 pp higher than the growth in LVP. This was mainly due to Autoliv’s strong performance in the important South Korean market and to new business from Hyundai/KIA and GM.

Earnings

Gross profit increased by 12% or $92 million to $888 million. However, gross margin declined by 1.3 pp to 21.3% due to higher raw material prices and the consequences of the earthquake in Japan.

Operating income improved by 8% or $36 million to $460 million. Operating margin declined a little less than gross margin, or by 1.1 pp to 11.0%.

Income before taxes increased by 10% or $40 million to $425 million, due to the improvement in operating income and the $6 million lower expense for debt extinguishment. These improvements were slightly offset by $3 million higher interest expense, partially due to a change in the currency mix of the gross debt.

Net income attributable to controlling interest improved by 20% or $54 million to $326 million. Income tax expense was $97 million, including discrete tax items, net of $21 million, which was mainly due to the $24 million release of tax reserves. The effective tax rate was 22.7% compared to 28.5% for the six-month period last year.

Earnings per share improved by 16% or $0.48 to $3.47 assuming dilution compared to the same period in 2010. The average number of shares outstanding increased by 3% to 94.0 million. The higher number of shares outstanding had an 11 cent negative effect on earnings per share.

Cash Flow and Balance Sheet

Operations generated $273 million in cash and $103 million before financing compared to $400 million and $249 million during the first six months 2010. Capital expenditures, net amounted to $171 million and depreciation and amortization to $131 million compared to $83 million and $145 million, respectively, last year.

Despite cash flow of $103 million before financing net debt increased by $5 million during the six-month period to $132 million. This was mainly due to higher dividend payments. Gross interest-bearing debt decreased by $31 million. Net debt to capitalization was 4% at the end of June as at the end of December 2010.

Total equity increased by $322 million mainly as a result of the $328 million net income, favorable currency effects of $59 million and common stock incentives of $12 million. Dividends reduced equity by $79 million.

Return on total equity was 21% and return on capital employed was 29%.

Q2–2011 Report

Headcount

Total headcount (permanent employees and temporary personnel) increased by 600 during the quarter and by 3,000 since the beginning of the year to 46,300. During the quarter, headcount declined by slightly more than 100 in high-cost countries (HCC), while headcount in low-cost countries (LCC) increased by slightly more than 700. Permanent employees increased by 1,600 – nearly all of them in LCC, while temporary personnel were reduced by 1,000.

Currently, 64% of total headcount is in LCC, 71% are direct workers in manufacturing and 20% are temporary personnel compared to 60%, 70% and 22%, respectively, a year ago.

Outlook

Based on Autoliv’s latest call-offs from customers, we expect to continue to outperform global LVP by growing the Company’s organic sales in the third quarter by approximately 9% compared to an expected growth in global LVP of 6% according to IHS. Currency effects are expected to add 7% to sales, provided the current exchange rates prevail. Based on these assumptions, consolidated sales are expected to increase by approximately 16% in the third quarter and operating margin is expected to amount to approximately 10%.

For the full year 2011, IHS indicates in their July forecasts that global LVP will increase by 5% compared to 2010, despite a 16% LVP drop in Japan. Based on these assumptions, Autoliv’s organic sales are expected to grow by more than 9% and consolidated sales by about 16%. Acquisitions are expected to add less than 2% and currencies 5%, provided the current exchange rates prevail. Primarily due to accelerated and higher costs than expected for the expansion in emerging markets and higher than expected costs for the erratic LVP this year, the indicative operating margin for the full year 2011 is modified to “more than 11%” from “around 11.5%”. The margin estimates for the remainder of the year do not include any impact from the ongoing antitrust investigations (including legal fees or any other potential costs) since such impact is not currently estimable (see Other Significant Events).

The projected effective tax rate for the remainder of the year, excluding any discrete tax items that might arise, is estimated to be around 28%.

Other Significant Events

•

As a result of the new $1.1 billion revolving credit facility (RCF) announced in April, Autoliv cancelled in May two other back-up facilities with an aggregate amount of approximately $535 million and prepaid $95 million of debt, which in aggregate is expected to save $5 million per year in interest expense and other financing costs. In connection with these transactions, the Company incurred a debt extinguishment cost of $6 million.

•

Additionally, in July the €225 million ($320 million) facility agreement with the European Investment Bank (EIB) was amended to extend the facility until December 18, 2012. The amendment also reduces the permitted maximum loan duration to eight years and reduces the cost for drawing loans to EIB’s cost of funds + 0.3%. The facility was unutilized at the second quarter closing.

•

As previously announced, the U.S. Department of Justice and the European Commission have begun investigations into possible anti-competitive behavior among certain automotive suppliers, including Autoliv. It is likely that, for the reporting periods in which the related liabilities become estimable or the investigations are resolved, the Company’s operating results and cash flows will be materially impacted. However, as the Company cannot predict the duration, future scope or final outcome of the investigations, it is unable to estimate such impact or predict the reporting periods in which it may be recorded.

•

The audit of Autoliv’s U.S. 2003-2005 and 2006-2008 tax returns was concluded in June without any material changes. This, together with developments in other proceedings, allowed the Company to release $24 million of its tax reserves.

•	Autoliv has met GM’s requirements for being allowed to resume quoting for new business contracts.

•

At the ESV-Conference (Enhanced Safety of Vehicles), Autoliv presented an expandable roof pillar for the windshield. The new pillar is three times thinner than a traditional windshield pillar to enhance the driver’s field of view and reduce weight. In addition, the risk of roof intrusion is reduced.

•	The construction has begun of a new manufacturing facility near Bangkok that will increase Autoliv’s global manufacturing capacity for “cut & sewn” textile cushions for airbag systems by 15%.

•

Autoliv is doubling its steering wheel capacity in Brazil to take advantage of an expected 25% increase in Brazilian LVP over the next three years and of a new law that mandates frontal airbags as of 2014.

Annual General Meeting of Shareholders

At the Annual General Meeting of Shareholders (AGM) on May 10 this year:

•	Jan Carlson, Lars Nyberg and James M. Ringler were re-elected for a new regular term ending at the 2014 AGM;

•	the non-binding resolution on the Company’s 2010 executive compensation was approved;

•	shareholders voted to hold an advisory “say-on-pay” vote at a frequency of every year, which the Board decided to follow; and

•	the appointment of Ernst & Young AB as the Company’s independent auditors was ratified.

Dividend

As previously announced, the Company has decided to increase the quarterly dividend to shareholders. This time the dividend was increased by 5%, which follows upon increases of 8%, 14% and 17% in the latest quarterly dividend announcements. The new dividend will be 45 cents per share and will be paid on Thursday, September 1, 2011 to shareholders of record on August 18. The ex-date, when the shares will trade without the right to the dividend, will be August 16, 2011.

Next Report

Autoliv intends to publish the quarterly report for the third quarter 2011 on Tuesday, October 25.

Definitions and SEC Filings

Please refer to www.autoliv.com or to the Annual Report for definitions of terms used in this report. Filings with the SEC of Autoliv’s annual report, 10-K report, quarterly reports in the form of 10-Q, proxy statements, management certifications, press releases in the form of 8-K and other documents can also be obtained free of charge from Autoliv at the Company’s address. These documents are also available electronically at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

Q2–2011 Report

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations, various assumptions, and data available from third parties and apply only as of the date of this report. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that forward-looking statements will materialize or prove to be correct as these assumptions are inherently subject to risks and uncertainties such as without limitation, changes in general industry and market conditions, changes in and the successful execution of cost reduction initiatives and market reaction thereto, increased competition, changes in consumer preferences for end products, customer losses, bankruptcies, consolidations or restructuring, divestiture of customer brands, fluctuation in vehicle production schedules for which the Company is a supplier, continued uncertainty in program awards and performance, costs or difficulties related to the integration of any new or acquired businesses or technologies, pricing negotiations with customers, our ability to be awarded new business, product liability, warranty and recall claims and other litigation and customer reaction thereto, possible adverse results of pending or future litigation or infringement claims, negative impact of governmental investigations and litigation relating to the conduct of our business, tax assessments by governmental authorities, legislative or regulatory changes, dependence on customers and suppliers, as well the risks identified in Item 1A “Risk Factors” in our Annual Report and Quarterly Report on Forms 10-K and 10-Q. Except for the Company’s ongoing obligation to disclose information under the U.S. federal securities laws, the Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Q2 – Report 2011

KEY RATIOS

	Quarter April-June		First 6 months		Latest 12 months	Full year 2010
	2011	2010	2011	2010
Earnings per share, basic	$1.62	$1.69	$3.66	$3.18	$7.24	$6.77
Earnings per share, diluted 1)	$1.54	$1.60	$3.47	$2.99	$6.88	$6.39
Total parent shareholders’ equity per share	36.36	29.58	36.36	29.58	36.36	32.89
Cash dividend paid per share	0.43	—	0.83	—	1.48	0.65
Operating working capital, $ in millions 2)	599	405	599	405	599	388
Capital employed, $ in millions 3)	3,393	3,038	3,393	3,038	3,393	3,066
Net debt, $ in millions 2)	132	417	132	417	132	127
Net debt to capitalization, % 4)	4	14	4	14	4	4
Gross margin, % 5)	20.5	22.9	21.3	22.6	21.5	22.2
Operating margin, % 6)	10.0	12.7	11.0	12.1	11.6	12.1

Return on total equity, % 7)	18.3	22.9	21.1	21.8	22.0	22.3
Return on capital employed, % 8)	25.0	30.0	28.7	27.5	28.7	28.2

Average no. of shares in millions 1)	94.0	91.6	94.0	91.2	93.6	92.4
No. of shares at period-end in millions 9)	89.3	88.5	89.3	88.5	89.3	89.0
No. of employees at period-end	37,139	31,983	37,139	31,983	37,139	34,590
Headcount at period-end 10)	46,299	41,099	46,299	41,099	46,299	43,325
Days receivables outstanding 11)	71	70	69	72	73	69
Days inventory outstanding 12)	31	30	30	31	32	32

1)	Assuming dilution and net of treasury shares. 2) Non-GAAP measure; for reconciliation see enclosed tables below. 3) Total equity and net debt. 4) Net debt in relation to capital employed. 5) Gross profit relative to sales. 6) Operating income relative to sales. 7) Net income relative to average total equity. 8) Operating income and equity in earnings of affiliates, relative to average capital employed. 9) Excluding dilution and net of treasury shares. 10) Includes temporary hourly personnel. 11) Outstanding receivables relative to average daily sales. 12) Outstanding inventory relative to average daily sales.

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in millions, except per share data)

	Quarter April - June		First 6 months		Latest 12 months	Full year 2010
	2011	2010	2011	2010
Net sales
- Airbag products	$1,352.4	$1,189.0	$2,737.8	$2,315.8	$5,144.5	$4,722.5
- Seatbelt products	670.2	595.0	1,356.5	1,169.8	2,550.1	2,363.4
- Active safety products	38.9	17.5	75.8	36.7	123.8	84.7

Total net sales	2,061.5	1,801.5	4,170.1	3,522.3	7,818.4	7,170.6
Cost of sales	(1,639.9)	(1,389.5)	(3,282.5)	(2,726.8)	(6,134.2)	(5,578.5)

Gross profit	421.6	412.0	887.6	795.5	1,684.2	1,592.1
Selling, general & administrative expenses	(95.1)	(81.8)	(186.0)	(162.9)	(350.3)	(327.2)

Research, development & engineering expenses, net	(117.5)	(93.7)	(232.0)	(185.3)	(408.0)	(361.3)
Amortization of intangibles	(5.6)	(4.6)	(9.3)	(8.9)	(18.4)	(18.0)
Other income (expense), net	2.0	(2.8)	(0.1)	(13.9)	(2.6)	(16.4)

Operating income	205.4	229.1	460.2	424.5	904.9	869.2
Equity in earnings of affiliates, net of tax	1.9	3.2	3.2	2.0	6.7	5.5
Interest income	1.1	0.8	2.0	1.6	3.8	3.4
Interest expense	(15.5)	(13.3)	(30.9)	(27.8)	(57.4)	(54.3)
Loss on extinguishment of debt	(6.3)	(12.1)	(6.3)	(12.1)	(6.5)	(12.3)
Other financial items, net	(1.6)	(1.8)	(3.4)	(3.1)	(6.3)	(6.0)

Income before income taxes	185.0	205.9	424.8	385.1	845.2	805.5
Income taxes	(39.3)	(58.5)	(96.6)	(109.5)	(197.1)	(210.0)

Net income	$145.7	$147.4	$328.2	$275.6	$648.1	$595.5
Less: Net income attributable to non-controlling interest	0.7	0.9	1.7	2.6	4.0	4.9
Net income attributable to controlling interest	$145.0	$146.5	$326.5	$273.0	$644.1	$590.6
Earnings per share 1)	$1.54	$1.60	$3.47	$2.99	$6.88	$6.39

1)	Assuming dilution and net of treasury shares.

Q2 – Report 2011

CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

	June 30 2011	March 31 2011	December 31 2010	September 30 2010	June 30 2010
Assets
Cash & cash equivalents	$559.7	$605.2	$587.7	$487.2	$459.4
Receivables, net	1,610.1	1,625.2	1,367.6	1,453.1	1,358.9
Inventories, net	626.8	609.1	561.7	564.3	505.7
Other current assets	183.0	185.1	171.6	166.9	131.5

Total current assets	2,979.6	3,024.6	2,688.6	2,671.5	2,455.5

Property, plant & equipment, net	1,124.9	1,075.6	1,025.8	1,016.8	962.1
Investments and other non-current assets	243.4	231.6	228.1	226.2	227.6
Goodwill assets	1,624.2	1,620.7	1,612.3	1,615.1	1,601.2
Intangible assets, net	112.6	106.8	109.7	114.0	117.3

Total assets	$6,084.7	$6,059.3	$5,664.5	$5,643.6	$5,363.7

Liabilities and equity
Short-term debt	$205.9	$107.1	$87.1	$156.2	$169.6
Accounts payable	1,123.0	1,130.9	1,003.1	981.1	948.4
Other current liabilities	745.8	809.8	744.3	774.1	675.7

Total current liabilities	2,074.7	2,047.8	1,834.5	1,911.4	1,793.7

Long-term debt	487.9	639.9	637.7	680.0	708.8
Pension liability	146.2	140.2	136.0	118.3	113.4
Other non-current liabilities	115.1	117.8	117.1	126.8	126.3

Total non-current liabilities	749.2	897.9	890.8	925.1	948.5

Total parent shareholders’ equity	3,247.3	3,100.6	2,927.3	2,798.0	2,617.6
Non-controlling interest	13.5	13.0	11.9	9.1	3.9

Total equity	3,260.8	3,113.6	2,939.2	2,807.1	2,621.5

Total liabilities and equity	$6,084.7	$6,059.3	$5,664.5	$5,643.6	$5,363.7

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions)

	Quarter April – June		First 6 months		Latest 12 months	Full year 2010
	2011	2010	2011	2010
Net income	$145.7	$147.4	$328.2	$275.6	$648.1	$595.5
Depreciation and amortization	66.0	71.3	131.4	144.7	268.4	281.7
Other, net	14.3	9.4	16.7	33.7	40.7	57.7
Changes in operating assets and liabilities	(94.1)	22.8	(203.0)	(54.2)	(159.3)	(10.5)

Net cash provided by operating activities	131.9	250.9	273.3	399.8	797.9	924.4

Capital expenditures, net	(90.5)	(46.9)	(170.6)	(83.0)	(312.0)	(224.4)
Acquisitions of businesses and other, net	(1.4)	(8.6)	0.5	(68.2)	(4.1)	(72.8)

Net cash used in investing activities	(91.9)	(55.5)	(170.1)	(151.2)	(316.1)	(297.2)

Net cash before financing 1)	40.0	195.4	103.2	248.6	481.8	627.2

Net increase (decrease) in short-term debt	114.7	60.7	124.5	(121.3)	(32.8)	(278.6)
Issuance of long-term debt	47.1	—	47.1	—	66.9	19.8
Repayments and other changes in long-term debt	(208.1)	(21.6)	(208.1)	(50.8)	(328.1)	(170.8)
Dividends paid	(38.4)	—	(74.0)	—	(131.7)	(57.7)
Cash paid for extinguishment of debt	(6.3)	(8.3)	(6.3)	(8.3)	(6.3)	(8.3)
Common stock options exercised	4.9	2.9	12.0	6.4	34.8	29.2
Acquisition of subsidiary shares from non-controlling interests	—	(50.4)	—	(63.7)	—	(63.7)
Dividend paid to non-controlling interests	(0.4)	—	(0.4)	—	(0.4)	—
Capital contribution from non-controlling interests	—	—	—	—	1.2	1.2
Other, net	(4.7)	—	(4.7)	—	(4.7)	—
Effect of exchange rate changes on cash	5.7	(21.6)	(21.3)	(24.2)	19.6	16.7

Increase (decrease) in cash and cash equivalents	(45.5)	157.1	(28.0)	(13.3)	100.3	115.0

Cash and cash equivalents at period-start	605.2	302.3	587.7	472.7	459.4	472.7

Cash and cash equivalents at period-end	$559.7	$459.4	$559.7	$459.4	$559.7	$587.7

1)	Non GAAP measure comprised of “Net cash provided by operating activities” and “Net cash used in investing activities”.

Q2 – Report 2011

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP

(Dollars in millions, except per share data)

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv’s performance. We believe that these measures assist investors and management in analyzing trends in the Company’s business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions to, financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

OPERATING WORKING CAPITAL

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations’ management.

	June 30 2011	March 31 2011	December 31 2010	September 30 2010	June 30 2010
Total current assets	$2,979.6	$3,024.6	$2,688.6	$2,671.5	$2,455.5
Total current liabilities	(2,074.7)	(2,047.8)	(1,834.5)	(1,911.4)	(1,793.7)

Working capital	904.9	976.8	854.1	760.1	661.8
Cash and cash equivalents	(559.7)	(605.2)	(587.7)	(487.2)	(459.4)
Short-term debt	205.9	107.1	87.1	156.2	169.6
Derivative asset and liability, current	8.0	(4.1)	(0.7)	6.9	7.7
Dividends payable	40.2	38.3	35.6	31.0	25.6

Operating working capital	$599.3	$512.9	$388.4	$467.0	$405.3

NET DEBT

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt. By adjusting for DRD, the total economic liability of net debt is disclosed without grossing it up with currency or interest fair market values that are offset by DRD reported in other balance sheet captions.

	June 30 2011	March 31 2011	December 31 2010	September 30 2010	June 30 2010
Short-term debt	$205.9	$107.1	$87.1	$156.2	$169.6
Long-term debt	487.9	639.9	637.7	680.0	708.8

Total debt	693.8	747.0	724.8	836.2	878.4
Cash and cash equivalents	(559.7)	(605.2)	(587.7)	(487.2)	(459.4)
Debt-related derivatives	(2.3)	(12.4)	(10.0)	(11.2)	(2.2)

Net debt	$131.8	$129.4	$127.1	$337.8	$416.8

COMPONENTS IN SALES INCREASE/DECREASE

Since the Company generates almost 80% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have proven to be very volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company’s sales trends and performance as changes in “organic sales growth”. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tabular reconciliation below presents changes in “organic sales growth” as reconciled to the change in total U.S. GAAP net sales.

Quarter April – June

	Europe		Americas		Japan		China		RoA		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	4.7	$32.8	11.5	$64.1	(30.7)	$(54.8)	9.8	$18.5	16.5	$29.4	5.0	$90.0
Currency effects	14.8	103.8	2.2	12.7	12.7	22.7	5.0	9.5	6.7	11.9	8.9	160.6
Acquisitions/divestitures	0.4	2.5	—	—	—	—	4.8	9.1	(1.2)	(2.2)	0.5	9.4

Reported change	19.9	$139.1	13.7	$76.8	(18.0)	$(32.1)	19.6	$37.1	22.0	$39.1	14.4	$260.0

6 months January – June

	Europe		Americas		Japan		China		RoA		Total
	%	$	%	$	%	$	%	$	%	$	%	$
Organic change	8.0	$114.2	19.0	$205.0	(22.4)	$(83.2)	16.0	$58.0	14.3	$39.2	9.5	$333.2
Currency effects	7.7	110.3	1.9	20.5	11.4	42.4	4.4	16.1	5.4	14.7	5.8	204.0
Acquisitions/divestitures	0.4	5.7	—	—	—	—	4.8	17.5	32.0	87.4	3.1	110.6

Reported change	16.1	$230.2	20.9	$225.5	(11.0)	$(40.8)	25.2	$91.6	51.7	$141.3	18.4	$647.8